MASTER SERVICES AGREEMENT
                                 BY AND BETWEEN
                       EXECUTONE INFORMATION SYSTEMS, INC.
                                       AND
                              UNISTAR GAMING CORP.




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                            MASTER SERVICES AGREEMENT

      THIS MASTER SERVICES AGREEMENT, dated as of ____________, 1998, between EXECUTONE INFORMATION SYSTEMS, INC., a Virginia corporation ("Executone") and its wholly owned subsidiary, UNISTAR GAMING CORP., a Delaware corporation ("Unistar"), is entered into in connection with a Reorganization Agreement dated as of the date of this Agreement.

      WHEREAS in the interest of orderly transition, Unistar wishes to continue to receive certain services of Executone, as hereinafter specifically provided, for a limited period after the date hereof; and the parties desire to set forth herein the basis on which the services shall be made available to and paid for by Unistar;

      NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


      1. The services to be rendered by Executone under this Agreement are set forth in Exhibit A attached hereto and made a part hereof and are hereinafter referred to as "the Services." The Services may be rendered by Executone, by subsidiaries or affiliates of Executone or by third parties, as Executone shall determine; provided, however, that before any Services that heretofore have been rendered by Executone are contracted out to third parties, Executone shall so notify Unistar and Unistar may discontinue such Services upon notice to Executone in accordance with Section 3(b). The Services shall include a license to Unistar to occupy and use the space (approximately 1500 square feet) currently occupied by it at 478 Wheelers Farms Road, Milford, Connecticut; together with the right to use the exterior sidewalks, grounds, entrance areas, lobbies, hallways, lavatories, stairways, elevators, cafeteria, health club, copy center, mailroom, parking spaces, and certain furniture, fixtures and equipment located within the premises and neither owned by nor to be transferred to Unistar pursuant to the Reorganization Agreement (the "Office Premises"), for which Unistar shall pay the costs set forth in Exhibit A.


      2. Unistar agrees to pay Executone for the Services during the term of this Agreement in accordance with Exhibit A, and any other payment provisions of this Agreement. Except as otherwise expressly provided in Exhibit A, Unistar acknowledges and agrees that the payment to Executone for the Services hereunder are intended to compensate Executone at least for its costs, including, without limitation, out-of-pocket costs, expenses and disbursements (including the salaries of the Executone employees allocable to their providing such Services) and its allocable overhead. Unistar acknowledges and agrees that Executone may adjust the prices set forth on Exhibit A each three months to reflect (i) what Executone reasonably determines are its increased costs related thereto and (ii) if a profit margin is included, an amount necessary to maintain that margin.


      3. (a) The term of this Agreement shall commence on the day following the date determined by the Executone Board as of which the transactions constituting the Rights Offering will be closed (the "Rights Closing Date") and end as provided herein. To the extent that any of the Services are rendered by Executone after the date provided for termination of such Service herein, at the request of Unistar as part of ongoing projects, the term of this Agreement shall be deemed extended accordingly with respect to such Service only upon mutual written consent of the parties.

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         (b) If Unistar desires to discontinue one or more of the Services, or a part of a particular Service set forth in Exhibit A hereto, during the term of this Agreement, Unistar shall give Executone at least 30 days' prior written notice requesting discontinuance of such Service or part thereof and specifying the date of discontinuance. If the requested discontinuance would result in Executone's incurring or absorbing expenses that Executone would not have incurred or absorbed but for the discontinuance, Unistar shall reimburse Executone for such reasonable expenses. Once so discontinued, a Service need not again be rendered by Executone unless Executone, in its sole discretion, is willing to do so upon terms and conditions to be agreed upon. If Unistar elects to discontinue a Service in part, Executone may elect to discontinue such Service in full.


         (c) Executone may at any time in its sole discretion, upon not less than 90 days' prior written notice to Unistar (immediately in the case of any Services that Executone ceases to perform or render for itself and its subsidiaries), terminate all the Services, and from time to time so terminate any one or more of the Services or any part of a particular Service without liability to Unistar or any other person for any loss, damage or expense (including without limitation, lost profits or other consequential damage which may result therefrom).


      4. Unistar shall issue purchase orders to Executone for any specific services it desires that are not specified in Exhibit A, and upon written agreement of the parties such services will be governed by the terms and conditions of this Agreement. Executone shall render to Unistar an invoice within 30 days after the end of each calendar month, covering the Services rendered under this Agreement during such calendar month, and Unistar shall remit to Executone in cash the net amount thereof within 30 days after receipt of invoice.


      5. Executone shall determine Executone's corporate facilities and the individuals by which the Services are rendered.


      6. Nothing in this Agreement will require Executone to render any service not provided for in this Agreement or excluded by Exhibit A, or to render Services in quantities greater than the quantities taken by the operations of Unistar and its subsidiaries during the three- month period ended September 30, 1998, or in a manner or methods different from the manner or methods employed for the benefit of Executone, or, in performing the Services, to make any change or addition that will require capital expenditures.


      7. The duties of Executone under this Agreement are subject to interruption or discontinuance by Executone at any time and from time to time, without liability to Unistar or any other person for any loss, damage or expense which may result therefrom, for force majeure or other causes beyond Executone's control or, in the case of any particular Service, upon 30 days' prior written notice if Executone reasonably determines that its performance of such Service results in costs or liabilities to Executone materially greater than the payment for such Service by Unistar hereunder, unless Unistar shall agree to pay such higher costs or make provisions reasonably acceptable to Executone to cover such liabilities, as the case may be.



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      8. Executone will use reasonable efforts to make the Services available in substantially the same manner as it makes the same Services available for its own operations, but Executone shall not be liable to Unistar or any other person for any loss, damage or expense that may result therefrom, for negligent performance by Executone or from Executone changing its manner of rendering the Services if Executone deems the same necessary or desirable in the conduct of its own operations. If Executone for any reason ceases to make available any of the Services, or any part of a particular Service, to or within its own operations, which is the means by which Executone renders the Services covered by this Agreement, Executone may, upon giving written notice to Unistar, discontinue making available such Service or part to Unistar without liability other than a reduction in amounts to be paid by Unistar commensurate with the Service or part discontinued. To the extent that any Service is provided both to Unistar and to Executone itself or one of its subsidiaries or affiliates (other than Unistar) Executone shall be entitled to give priority to serving itself or its subsidiary or affiliate.


      9. No right of Unistar under this Agreement shall, without Executone's prior written consent, be assignable or otherwise transferable by Unistar voluntarily or by operation of law, whether by merger, sale of assets or otherwise. If Unistar shall be subject to a change in control following which one-third or more of the members of Unistar's Board of Directors shall be replaced, Executone shall be entitled upon such change in control to terminate this Agreement.


      10. The Services hereunder shall be rendered by Executone as an independent contractor.



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      IN WITNESS WHEREOF, Executone and Unistar have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

                                    EXECUTONE INFORMATION SYSTEMS, INC.

                                    By:   ____________________________
                                    Name  ____________________________
                                    Title:____________________________


                                    UNISTAR GAMING CORP.


                                    By:   ____________________________
                                    Name: ____________________________
                                    Title:____________________________


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                                                                       Exhibit A

                      Services To Be Provided by Executone


Legal Services

      Contracts, Securities and Exchange Commission and stock exchange filings, corporate secretary functions, and performance and supervision of related Legal Services, including state corporation and business license filings, patent and trademark services:

Term: 120 days from Rights Closing Date unless extended by mutual written agreement.

                                                     $/Hour
Fees:  In-house attorney services                    $ 95.00
       In-house paralegal services                   $ 45.00

       Litigation and other services              Billed rate
       provided by third parties                  (plus all
                                                  out-of-pocket
                                                  expenses paid to
                                                  third parties)


Payroll Services, Benefit and Human Resource Administration

      Payroll Administration Services consist of the preparation and bulk distribution of payrolls, preparation of regulatory and various tax reports, benefits and other deduction reports, workmen's compensation and unemployment filing and audits and miscellaneous payroll services. Benefit administration services consist of the administration of pension (401k) and reporting, welfare plans including life insurance, health insurance, disability coverage, savings plans and regulatory report compliance and filings.

Term: 120 days from the Rights Closing Date unless extended month to month by mutual written agreement.

Fees:   $400 per month.


Office Premises

The license to use the Office Premises shall expire (unless extended in by mutual written agreement of Executone and Unistar) at midnight 120 days from the Rights Closing Date.

The charge for the use of the Office Premises shall be $1.67 per month per occupied square foot of the Office Premises. The current three employees of Unistar occupy approximately 859 square feet for a monthly rental of $1,434.53. This fee will include payment for electric current for overhead lights and outlets, telephone service charges, mail room and copy services, security services, reception, maintenance of telephone and voice mail systems, facility administration, office and kitchen supplies, janitorial services, extra HVAC charges and miscellaneous building expenses.


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The costs of postage and labor for any Unistar bulk mailings will be billed to
Unistar separately as incurred. Unistar shall establish its own Federal Express or other expedited delivery service accounts as required. Copy center charge includes items covered in Executone's contract with the third party copy service provider. Any special items or projects not included in the contract will be billed separately to Unistar. Health Club billing will be based on membership totals and will be a separate charge to Unistar.

Computer Services

Computer Services consist of the following:

      1. Provide all processing services on the same calendar and daily time schedule existing at the date of the Agreement for general ledger, accounts payable and payroll processing interface.

      2. Revise the processing schedule, when coordinated in a timely manner and mutually agreed to.

      3. Furnish the same backup service existing at date of Agreement (under contract with third parties).

      4. Continue all other current, regular, routine systems and maintenance services on the same arrangements existing at the date of the Agreement.

      5. Take appropriate steps to ensure that application programs and related data, or any portion of them are kept confidential.

Term: 120 days from the Rights Closing Date unless extended by mutual written agreement.

Fees: $400 per month plus an hourly rate of $75 per hour for special projects.


Finance Services

Finance Services consist of the General Ledger, Accounts Payable, Cash Management and certain tax-related filings specified below.

Finance Services will include Unistar and National Indian Lottery ("NIL") Closing and preparation of Financial Statements.

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      1.    NIL Closing and Financial Statements includes reconciliation to
            Unistar and other account analysis being regularly performed at the date of this Agreement.

      2. Unistar Closing and Financial Statements includes account analysis being regularly performed at the date of this Agreement.

      3. The Finance Services will also include up to eight hours per month of additional analysis and special accounting work that may be required to adequately close the books.

Closing and Financial Statements Services include all journal entries, fixed asset accounting and preparation of the Balance Sheets, Income Statements and Cash Flow Statements along with supporting schedules for expenses.

Accounts Payable Services include invoice processing, filing and mailing of up to 400 checks per month, preparation of vendor purchase summaries, accounts payable, agings and transaction reports, and handling all related vendor inquiries.

Cash Management Services include the following:

      1. Print, match and reconcile merchant receipts to business system for up to 3,000 transactions per month.

      2. Match, review and notify player disbursement for processing for up to 400 checks per month.

      3. Maintain and reconcile bank accounts similar to the accounts existing at the date of this Agreement.

      4. Analyze and reconcile business reports to the General Ledger File and review annual filings for W2-G's and Occupational Taxes.

Term:   120 days unless extended by mutual written agreement.

Fees: $6,667 monthly, plus Billable Manpower will be billed at a rate of $75.00 per hour.

        Billable Manpower includes time spent on special projects for Unistar, not listed herein or in excess of the quantities stated herein, by Executone employees and contractors that may be also assigned to various tasks specifically associated with Executone.

        Billable Manpower does not include any contract employees or consultants hired specifically to perform custom development, modifications or maintenance for Unistar systems, which will be billed to Unistar at cost.

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Stockholder and Investor Relations Services

Stockholder and Investor Relations Services include responding to inquiries regarding stockholder accounts, mailing of investor information packages and discussion of public information with current and prospective stockholders and investors.

Term:   120 days unless extended by mutual written agreement.

Fees:   $500